EXHIBIT 99.2
Vector Group Ltd.
Condensed Consolidating Financial Statements
December 31, 2021
(in thousands of dollars)

Presented herein are Condensed Consolidating Balance Sheet as of December 31, 2021 and the related Condensed Consolidating Statements of Operations for the year ended December 31, 2021 of Vector Group Ltd. (Parent/Issuer), the guarantor subsidiaries (Subsidiary Guarantors) and the subsidiaries that are not guarantors (Subsidiary Non-Guarantors).
CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2021
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
ASSETS:
Current assets:
Cash and cash equivalents	$167,347	$14,930	$11,134	$—	$193,411
Investment securities at fair value	146,687	—	—	—	146,687
Accounts receivable - trade, net	—	16,062	5	—	16,067
Intercompany receivables	1,832	—	—	(1,832)	—
Inventories	—	94,615	—	—	94,615
Income taxes receivable, net	41,010	—	—	(30,062)	10,948
Other current assets	742	6,404	2,929	—	10,075
Total current assets	357,618	132,011	14,068	(31,894)	471,803
Property, plant and equipment, net	390	25,725	10,768	—	36,883
Investments in real estate, net	—	—	9,098	—	9,098
Long-term investment securities at fair value	53,073	—	—	—	53,073
Investments in real estate ventures	—	—	105,062	—	105,062
Operating lease right-of-use assets	4,699	6,211	62	—	10,972
Investments in consolidated subsidiaries	237,351	—	—	(237,351)	—
Goodwill and other intangible assets, net	—	107,511	—	—	107,511
Other assets	15,997	60,686	2	—	76,685
Total assets	$669,128	$332,144	$139,060	$(269,245)	$871,087
LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
Current liabilities:
Current portion of notes payable and long-term debt	$—	$51	$28	$—	$79
Intercompany payables	—	14	1,818	(1,832)	—
Income taxes payable, net	—	30,062	—	(30,062)	—
Current payments due under the Master Settlement Agreement	—	11,886	—	—	11,886
Current operating lease liability	1,787	1,993	58	—	3,838
Other current liabilities	44,288	104,016	1,183	—	149,487
Total current liabilities	46,075	148,022	3,087	(31,894)	165,290
Notes payable, long-term debt and other obligations, less current portion	1,398,550	37	4	—	1,398,591
Non-current employee benefits	60,551	8,419	—	—	68,970
Deferred income taxes, net	(849)	25,473	10,144	—	34,768
Non-current operating lease liability	4,149	4,704	—	—	8,853
Other liabilities, including litigation accruals and payments due under the Master Settlement Agreement	2,205	33,553	3,056	(2,646)	36,168
Total liabilities	1,510,681	220,208	16,291	(34,540)	1,712,640
Commitments and contingencies
Total stockholders' (deficiency) equity	(841,553)	111,936	122,769	(234,705)	(841,553)
Total liabilities and stockholders' deficiency	$669,128	$332,144	$139,060	$(269,245)	$871,087

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

		Year Ended December 31, 2021
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
Revenues	$—	$1,202,557	$19,059	$(916)	$1,220,700
Expenses:
Cost of sales	—	758,015	11,527	—	769,542
Operating, selling, administrative and general expenses	57,475	71,151	3,708	(916)	131,418
Litigation settlement and judgment expense	—	211	—	—	211
Net gains on sales of assets	—	(910)	—	—	(910)
Management fee expense	—	12,966	—	(12,966)	—
Operating (loss) income	(57,475)	361,124	3,824	12,966	320,439
Other income (expenses):
Interest expense	(110,472)	(2,253)	(3)	—	(112,728)
Loss on extinguishment of debt	(21,362)	—	—	—	(21,362)
Equity in earnings from real estate ventures	—	—	10,250	—	10,250
Equity in earnings from investments	2,675	—	—	—	2,675
Equity in earnings (losses) in consolidated subsidiaries	353,517	—	—	(353,517)	—
Management fee income	12,966	—	—	(12,966)	—
Other, net	9,246	1,516	(75)	—	10,687
Income before provision for income taxes	189,095	360,387	13,996	(353,517)	209,961
Income tax benefit (expense)	30,368	(88,442)	(4,733)	—	(62,807)
Income from continuing operations	219,463	271,945	9,263	(353,517)	147,154
Income from discontinued operations, net of income taxes	—	100,063	72,119	(100,063)	72,119
Net Income	219,463	372,008	81,382	(453,580)	219,273
Net loss attributed to non-controlling interest	—	190	—	—	190
Net income attributed to Vector Group Ltd.	$219,463	$372,198	$81,382	$(453,580)	$219,463
Comprehensive loss attributed to non-controlling interest	$—	$190	$—	$—	$190
Comprehensive income attributed to Vector Group Ltd.	$224,814	$378,735	$81,382	$(460,117)	$224,814